Exhibit 99.1

www.casipharmaceuticals.com

CASI PHARMACEUTICALS ANNOUNCES

THIRD QUARTER 2022 FINANCIAL RESULTS

ROCKVILLE, MD. and BEIJING, China (November 14, 2022) CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, today reported financial results for the third quarter of 2022.

Wei-Wu He, Ph.D., CASI’s Chairman and Chief Executive Officer, commented, “We are pleased to report $10.2 million in EVOMELA® sales revenue for the third quarter of 2022. This is a 26% of increase compared to the same period last year. Our teams in both China and US delivered strong performance despite the continued COVID lockdown in several major cities in China. Since the third quarter, the COVID-19 pandemic has gradually spread nationwide in China, with many small to medium-sized cities upgrading their control measures. The implementation of these enhanced pandemic control measures is expected to adversely impact our sales activities for the remainder of the year.”

Dr. He continued, “Advancement, development, and commercialization of the portfolio remains our strategic focus. Through our partner Juventas, the CNCT-19 New Drug Application (NDA) submission to the National Medical Products Administration (NMPA) is on track, and we are in preparation for the anticipated CNCT-19 launch in China. As we continue the development of the regulatory framework for BI-1206 in China, we were pleased with the recent dosing of the first patient in the BI-1206 phase I trial in China. We expect CB-5339 to receive Clinical Trial Application approval from the NMPA in early 2023; Meanwhile, our CID-103’s Phase I study continues. We plan to build on the momentum to drive our portfolio forward by executing on several milestones in the quarters ahead.”

Third Quarter 2022 Financial Highlights

•	Revenues consist primarily of product sales of EVOMELA. Revenue was $10.2 million for the three months ended September 30, 2022, compared to $8.1 million for the three months ended September 30, 2021.

•	Costs of revenues consist primarily of the cost of inventories of EVOMELA and sales-based royalties related to the sale of EVOMELA. Costs of revenues were $4.2 million for the three months ended September 30, 2022, compared to $3.4 million for the three months ended September 30, 2021.

•	Research and development expenses for the three months ended September 30, 2022, were $3.9 million, compared with $2.9 million for the three months ended September 30, 2021. The increase of research and development expenses for the three months periods was mainly due to expense incurred for BI-1206 and CID-103.

•	General and administrative expenses for the three months ended September 30, 2022, were $4.8 million, compared with $5.3 million for the three months ended September 30, 2021.

•	Selling and marketing expenses for the three months ended September 30, 2022, were $3.6 million, compared with $3.4 million for the three months ended September 30, 2021.

•	Acquired in-process R&D expenses for the three months ended September 30, 2022 and 2021, were both nil.

•	As of September 30, 2022, CASI had cash and cash equivalents of $29.2 million.

Further information regarding the Company, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, can be found at www.casipharmaceuticals.com.

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. The majority of the Company’s operations are now located in China. The Company is focused on acquiring, developing, and commercializing products that augment its hematology/oncology therapeutic focus as well as other areas of unmet medical need. The Company is executing its plan to become a biopharmaceutical leader by launching medicines in the greater China market, leveraging its China-based regulatory, clinical and commercial competencies and its global drug development expertise. The Company’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd., located in Beijing, China. The Company has built a commercial team of more than 100 hematology and oncology sales and marketing specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations, and goals. Forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on The Nasdaq Capital Market; the volatility in the market price of our common stock; the outbreak of the COVID-19 pandemic and its effects on global markets and supply chains; the risk of substantial dilution of existing stockholders in future stock issuances; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates, including with respect to BI-1206, CB-5339 and CID-103; our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the U.S. Food and Drug Administration (FDA), National Medical Products Administration (NMPA), or other regulatory authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates, including with respect to our partnerships with Juventas and BioInvent; the risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the risks associated with our product candidates, and the risks associated with our other early-stage products under development; the risk that result in preclinical and clinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; our ability to protect our intellectual property rights; our ability to design and implement a development plan for our ANDAs held by CASI Wuxi; the lack of success in the clinical development of any of our products; and our dependence on third parties; the risks related to our dependence on Juventas to conduct the clinical development of CNCT19 and to partner with us to co-market CNCT19; risks related to our dependence on Juventas to ensure the patent protection and prosecution for CNCT19; risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); risks relating to interests of our largest stockholders and our Chairman and CEO that differ from our other stockholders; and risks related to the development of a new manufacturing facility by CASI Wuxi. Such factors, among others, could have a material adverse effect upon our business, results of operations, and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition, and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA® is proprietary to Acrotech Biopharma Inc. and its affiliates.

COMPANY CONTACT:

Rui Zhang

CASI Pharmaceuticals, Inc.

Phone: 240.864.2643

Email: ir@casipharmaceuticals.com

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(Financial Table Follows)

CASI Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$26,742	$38,704
Restricted cash	2,500	—
Investment in equity securities, at fair value	6,309	9,868
Accounts receivable, net of $0 allowance for doubtful accounts	12,560	9,803
Inventories	5,773	1,907
Prepaid expenses and other	1,728	1,688
Total current assets	55,612	61,970

Property, plant and equipment, net	13,867	12,712
Intangible assets, net	10,049	12,203
Long-term investments	39,780	40,128
Right of use assets	7,666	9,107
Other assets	932	2,178
Total assets	$127,906	$138,298

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,098	$4,789
Bank borrowings	3,000	—
Accrued and other current liabilities	23,651	8,397
Total current liabilities	29,749	13,186

Deferred income	2,488	2,828
Other liabilities	12,455	14,325
Total liabilities	44,692	30,339

Commitments and contingencies

Redeemable noncontrolling interest, at redemption value	21,503	23,457

Stockholders’ equity:
Preferred stock, $1.00 par value: 5,000,000 shares authorized and 0 shares issued and	—	—
outstanding
Common stock, $0.01 par value:
250,000,000 shares authorized at September 30, 2022 and December 31, 2021
13,733,459 shares and 13,987,578 shares issued at September 30, 2022 and December 31, 2021, respectively;
13,606,130 shares and 13,979,624 shares outstanding at September 30, 2022 and December 31, 2021, respectively	1,373	1,399
Additional paid-in capital	696,213	694,826
Treasury stock, at cost: 127,329 shares and 7,954 shares held at September 30, 2022 and December 31, 2021	(9,068)	(8,034)
Accumulated other comprehensive income	(1,951)	1,954
Accumulated deficit	(624,856)	(605,643)
Total stockholders’ equity	61,711	84,502
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$127,906	$138,298

CASI Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Revenues:
Product sales	$10,213	8,075	$27,788	$20,900
Lease income from a related party	—	37	60	110
Total revenues	10,213	8,112	27,848	21,010

Costs of revenues	4,247	3,417	11,555	8,757

Gross Profit	5,966	4,695	16,293	12,253

Operating expenses:
Research and development	3,905	2,895	11,748	10,408
General and administrative	4,849	5,259	15,694	16,249
Selling and marketing	3,566	3,433	10,241	9,508
Acquired in-process research and development	—	—	—	6,555
Total operating expenses	12,320	11,587	37,683	42,720

Loss from operations	(6,354)	(6,892)	(21,390)	(30,467)

Non-operating income (expense):
Interest (expense)/income, net	(13)	79	101	261
Other income	11	487	60	540
Foreign exchange gains/(losses)	637	(6)	2,325	289
Change in fair value of investments	696	(3,687)	(2,012)	(205)
Impairment loss of long-term investments	—	—	—	(865)
Loss before income tax expense	(5,023)	(10,019)	(20,916)	(30,447)
Income tax expense	—	—	—	—
Net loss	(5,023)	(10,019)	(20,916)	(30,447)
Less: loss attributable to redeemable noncontrolling interest	(738)	(314)	(1,703)	(980)
Accretion to redeemable noncontrolling interest redemption value	916	519	2,264	1,586
Net loss attributable to CASI Pharmaceuticals, Inc.	$(5,201)	$(10,224)	$(21,477)	$(31,053)

Net loss per share (basic and diluted)	$(0.38)	$(0.73)	$(1.57)	$(2.30)
Weighted average number of common stock outstanding (basic and diluted)	13,606,130	13,979,636	13,668,553	13,486,024

Comprehensive loss:
Net loss	$(5,023)	$(10,019)	$(20,916)	$(30,447)
Foreign currency translation adjustment	(3,127)	15	(6,420)	848
Total comprehensive loss	$(8,150)	$(10,004)	$(27,336)	$(29,599)
Less: Comprehensive loss attributable to redeemable noncontrolling interest	(2,074)	(309)	(4,218)	(712)
Comprehensive loss attributable to common stockholders	$(6,076)	$(9,695)	$(23,118)	$(28,887)

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